SCHEDULE 13D
CUSIP No. 68619E 20 8			Page 1 of 1 Page

Exhibit 2

Amended and Restated Joint Filing Agreement

                 The undersigned parties hereby agree to the amended and restated joint filing of the Statement on Schedule 13D Amendment No. 2 filed herewith, and any amendments hereto, relating to Common Stock, $0.01 par value, of Origen Financial, Inc. with the Securities and Exchange Commission pursuant to Rule 13d-1(k).  The undersigned acknowledge that each shall be responsible for the timely filing of any such amendments hereto, and for the completeness and accuracy of the information concerning such person contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other persons making this filing, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Date: September 24, 2008

Robotti & Company, Incorporated

	/s/ Robert E. Robotti	By:	/s/ Robert E. Robotti

	Robert E. Robotti		Name: Robert E. Robotti
Title: President and Treasurer

Robotti & Company, LLC		Robotti & Company Advisors, LLC

By:	Robotti & Company, Incorporated	By:	Robotti & Company, Incorporated

By:	/s/ Robert E. Robotti	By:	/s/ Robert E. Robotti

	Name: Robert E. Robotti		Name: Robert E. Robotti
	Title: President and Treasurer		Title: President and Treasurer

/s/ Kenneth R. Wasiak

Kenneth R. Wasiak

Ravenswood Management Company, L.L.C.		The Ravenswood Investment Company, L.P.

By:	/s/ Robert E. Robotti	By:	Ravenswood Management Company, L.L.C.

	Name: Robert E. Robotti		Its General Partner
Title: Managing Member

		By:	/s/ Robert E. Robotti

Name: Robert E. Robotti
Title: Managing Member